Exhibit 99.2

Agenda for Conference Call on December 14, 2005 regarding the Financial Results of

Integral Systems

for the Year Ended September 30, 2005

Presented by Steven R. Chamberlain and Elaine Brown

1.	Introduction

•	Thanks.

•	Safe Harbor Provisions PSLRA (Private Securities Litigation Reform Act) 1995. (Except for statements of historical facts, Exhibit 99.1 contains forward-looking statements about the Company, including but not necessarily limited to financial projections, all of which are based on the Company’s current expectations. There is no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements appearing in this news release are subject to risks and uncertainties that may cause actual results to differ materially from such statements, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.)

2.	Consolidated Financials (000’s Omitted)

First, let me apologize. We released earnings this past Monday. Subsequently, based on errors discovered in reviewing the Company’s preliminary income tax provision in connection with our year end audit, we have made certain adjustments to our fourth quarter income tax provision. This resulted in changes in net income and EPS for fiscal 2005 and the 4th quarter of fiscal 2005 from what was reported Monday in an earnings release. We will discuss the numbers in a moment. We’ll also publish a revised earnings release this afternoon.

In the 4th quarter of fiscal 2005, we also recorded a one-time, non-cash compensation charge of $1.2 million when we accelerated the vesting schedule of stock options. The acceleration of the vesting of these options enabled the Company to avoid future non-cash compensation expense of approximately $4.1 million resulting from the adoption of new accounting regs, or SFAS 123R.

Now let’s review the numbers. I’m going to review the numbers exclusive of the one-time charge. Otherwise, the comparisons are distorted.

	3 Months			12 Months
	2005**	2004	% Chg**	2005**	2004	% Chg**
Revenue	$27,080	$25,117	8%	$97,725	$90,311	8%
Op. Income	3,480	3,604	(3%)	11,009	10,351	6%
Net Income	2,181	2,423	(10%)	7,280	6,761	8%
EPS (diluted)	$0.20	$0.24	(17%)	$0.69	$0.67	3%
**	Excluding $1.2 million non-recurring expense for acceleration of stock based compensation**

3.	Balance Sheet

$121 million book value; $11.55 per share (10.4 million shares)

$77 million tangible; $7.34 per share

$57 million cash & cash equivalents

$37 million accounts receivable down $2.5 million from September 30, 2004

4.	Segment Financials

•	The Company classifies its operations using four reportable segments.

•	These segments include:

•	Ground Systems – Government segment

•	Ground Systems – Commercial segment, including

•	Integral’s commercial division

•	ISI Europe subsidiary

•	Newpoint subsidiary

•	SAT subsidiary

•	Space Communications Systems segment, which represents our RT Logic subsidiary

•	Corporate – our “all other” category, which includes our product group and remaining antenna business. (This is a cost center not a profit center).

•	For the time being, we’ll continue to provide financial information for Newpoint and SAT, although they’re no longer separate reportable segments. This is the last reporting period where we’ll discuss SAT and Newpoint separately unless something material occurs in one of these operations that merits disclosure.

	3 Months (000’s Omitted)
	Revenue Q4FY05	Revenue Q4FY04	Operating Income Q4FY05	Operating Income Q4FY04
Ground Systems – Govt. segment	$14,511	$12,638	$1,166	$1,500
Ground Systems – Commercial	4,338	4,311	702	(118)
Space Communications Systems	8,991	8,672	2,756	3,284
Corporate *	1,636	1,856	(1,135)	(1,089)
Elimination (interco. transfers)	(2,396)	(2,360)	(9)	27

Total	$27,080	$25,117	$3,480	$3,604

* Excluding one-time non-recurring charge

Ground Systems – Comm.
Command & Control	2,160	2,613	379	(10)
Newpoint	1,221	732	208	(23)
SAT	1,035	1,146	81	(70)
Intra-Segment Elimination	(78)	(180)	34	(15)

Ground Systems – Comm.	4,338	4,311	702	(118)

	12 Months (000’s Omitted)
	Revenue Q4FY05	Revenue Q4FY04	Operating Income Q4FY05	Operating Income Q4FY04
Ground Systems – Govt.	$47,609	$45,300	$3,930	$4,959
Ground Systems – Comm.	17,925	17,197	1,072	(234)
Space Communications Systems	32,483	26,266	9,450	8,903
Corporate *	7,455	9,640	(3,465)	(3,307)
Elimination	(7,747)	(8,092)	22	30

Total	$97,725	$90,311	$11,009	$10,351

* Excluding one-time non-recurring charge

Ground Systems – Comm.
Command & Control	11,006	10,888	1,110	404
Newpoint	3,711	2,760	321	6
SAT	3,768	4,596	(400)	(621)
Intra-Segment Elimination	(560)	(1,047)	41	(23)

Ground Systems – Comm.	17,925	17,197	1,072	(234)

5.	Analysis

•	For the quarter, all of the on-going operating units were profitable.

•	RT Logic continues to lead the way with outstanding performance, posting revenue of $9.0 million and $2.8 million in operating income for the quarter.

•	The Ground Systems – Government division also had a solid quarter posting revenue of $14.5 million and $1.2 million in operating income in Q4.

•	The Ground Systems – Commercial segment posted $4.3 million in revenue and $700,000 in operating income with Newpoint and SAT contributing $208,000 and $81,000, respectively, to operating income.

•	Without the stock option charge, the Company posted historic records for annual revenue, operating income, net income and EPS (all previously from fiscal year 2004).

•	When excluding the one-time stock option charge, the Company exceeded guidance (and therefore fiscal year 2004 results – which were the same as guidance) published early last fiscal year by 8% for revenue, 6% for operating income, 8% for net income and 3% for EPS.

6.	Events

•	The Air Force ground systems business and RT Logic subsidiary continue to post outstanding results in terms of both revenue growth and profitability.

•	Integral’s satellite control system declared operational for the U.S. Air Force’s Milstar satellites

•	We closed on the purchase of Lumistar, LLC and believe this acquisition should be immediately accretive to FY06 operating results.

•	RT Logic Awarded Phase II of AFRL’s Programmable Satellite Transponder SBIR

•	WorldSpace Awards Contract to Integral Systems for Satellite Control System

•	SAT Provides Digital Carrier Monitoring Solution to Segovia

•	Continued cash dividend payout – increased to $.05 per share (25% increase) to be paid on or about January 4, 2006

7.	Looking Forward

•	Published guidance for FY06 forecasting a 15% increase in revenue and 30% or better in operating income, net income, and EPS, excluding the effect of the one-time compensation expense.

•	When not excluding the effect of the one-time charge, we are forecasting revenue growth of 15%, growth in operating income of 45%, a 55% increase in net income and 53% growth in EPS.

•	FY07 looks even better than fiscal year 2006, with significant increases in both revenues and margins based on existing backlog.

8.	Questions and Answer Session

9.	End Call

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